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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No.XXX.XXXXX) and related Prospectus of AECOM Technology Corporation for the registration of Debt Securities, Common Stock, Preferred Stock and Warrants, and to the incorporation by reference therein of our reports dated November 14, 2008, with respect to the consolidated financial statements of AECOM Technology Corporation, and the effectiveness of internal control over financial reporting of AECOM Technology Corporation included in its Annual Report (Form 10-K/A) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Los Angeles, California
March 3, 2009

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm